First BanCorp. Announces Termination of Written Agreement

SAN JUAN, Puerto Rico – October 5, 2017 — First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico, announced today that, effective October 3, 2017, the Federal Reserve Bank of New York (the “Reserve Bank”) has terminated the formal written agreement (the “Written Agreement”) entered into on June 3, 2010 between the Corporation and the Reserve Bank. However, the Corporation has agreed with the Reserve Bank to continue to obtain the approval of the Reserve Bank before paying dividends, receiving dividends from the Bank, making payments on subordinated debt or trust preferred securities, incurring or guaranteeing debt or purchasing or redeeming any corporate stock.

“The termination of the Written Agreement demonstrates our successful implementation of the required actions to improve our financial condition and strengthen our capital position. Our consistent and continued progress over the past years has recently been disrupted by the passing of hurricanes throughout our regions. Our thoughts and prayers remain with the communities in Puerto Rico, Florida and the Virgin Islands that suffered from the tragic aftermath of hurricanes Irma and Maria.  While these are challenging times for our communities, customers and employees, we will rebuild and support efforts to do so” said Aurelio Alemán, President and Chief Executive Officer.

Since Monday September 25, 2017, the Corporations has been back in business after suffering the impact of hurricane Maria on September 20th in our Puerto Rico and Virgin Island regions. Our headquarters and operations center are up and running and 66% of our branch network in Puerto Rico, 63% in the Virgin Islands and 100% in Florida are providing service as of today. Our current focus is to continue working towards re-stablishing our branch network to normal operations. We are still assessing the financial impact of this event. Also, First Bank has proactively established relief programs to support our customers and employees that have been impacted by the hurricanes.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP.

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First BanCorp.
John B. Pelling III
Investor Relations Officer
787-729-8003
john.pelling@firstbankpr.com